Messineo & Co., CPAs LLC 2451 N McMullen Booth Rd - Ste. 309 Clearwater, FL 33759-1362 T: (727) 421-6268 F: (727) 674-0511

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Form S-1 of our audit report dated July 26, 2013 relative to the financial statements of Spiral Energy Tech., Inc. (fka Solid Solar Energy, In.). as of December 31, 2012 and the related statements of operations, stockholders' equity and cash flows for the year then ended and for the period January 18, 2008 (date of inception) through December 31, 2012.

We also consent to the reference to our firm under the caption "Experts" in such Registration Statement.

/s/ Messineo & Co., CPAs LLC

Clearwater, Florida
August 6, 2013